SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Amendment #1

Under the Securities and Exchange Act of 1934

Stevanato Group S.p.A.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

T9224W109

(CUSIP Number)

July 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

This Schedule is filed pursuant to Rule 13d-1(b)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. T9224W109

1)	Name of Reporting Person Ameriprise Financial, Inc. S.S. or I.R.S. Identification No. of Above Person IRS No. 13-3180631
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,756,566
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 2,056,954

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,056,954
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 6.22%
12)	Type of Reporting Person HC

CUSIP NO. T9224W109

1)	Name of Reporting Person TAM UK International Holdings Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Asset Management Oversight Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Ameriprise International Holdings GmbH
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization Switzerland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Asset Management Holdings Sarl
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Holdings Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person TAM UK Holdings Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Asset Management Holdings Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person TC Financing Ltd
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Asset Management Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle Investment Services Limited
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 1,674,541
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,974,286

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,974,286
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 5.97%
12)	Type of Reporting Person FI

CUSIP NO. T9224W109

1)	Name of Reporting Person Threadneedle (Lux) Global Smaller Companies
2)

  Check the Appropriate Box if a Member of a Group

  (a)  ☐        (b)  ☒*

*  This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

3)	SEC Use Only
4)	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 1,080,664
	6)	Shared Voting Power 0
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 1,080,664

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,080,664
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 3.27%
12)	Type of Reporting Person IV

1(a)	Name of Issuer: Stevanato Group S.p.A

1(b)	Address of Issuer’s Principal	Piombino Dese (PD) Via Molinella, 17
	Executive Offices:	Padua, Italy 35017

2(a)	Name of Person Filing:	(a) Ameriprise Financial, Inc. (“AFI”)

(b) TAM UK International Holdings Limited (“TAMUKI”)

(c) Threadneedle Asset Management Oversight Limited (“TAMOL”)

(d) Ameriprise International Holdings GmbH (“AIHG”)

(e) Threadneedle Asset Management Holdings Sarl (“TAMH”)

(f) Threadneedle Holdings Limited (“THL”)

(g) TAM UK Holdings Limited (“TUHL”)

(h) Threadneedle Asset Management Holdings Limited (“TAMHL”)

(i) TC Financing Ltd (“TCFL”)

(j) Threadneedle Asset Management Limited (“TAML”)

(k) Threadneedle Investment Services Limited (“TISL”)

(l) Threadneedle (Lux) Global Smaller Companies (“Fund”)

Persons (a) through (l) are sometimes referred to herein as the “Ameriprise Entities”.

2(b)	Address of Principal Business Office:	(a) Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

(b) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(c) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(d) Lambrigger Treuhand AG, Industriestrasse 49, 6300 Zug, Switzerland

(e) 19 rue de Bitbourg, Luxembourg, 1273 (f) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(g) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(h) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(i) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(j) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(k) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(l) 44, rue de la Vallée, Luxembourg, L-2661

2(c)	Citizenship:	(a) Delaware

(b) England and Wales

(c) England and Wales

(d) Switzerland

(e) Luxembourg

(f) England and Wales

(g) England and Wales

(h) England and Wales

(i) England and Wales

(j) England and Wales

(k) England and Wales

(l) Luxembourg

2(d)	Title of Class of Securities:	Common Stock

2(e)	Cusip Number:	T9224W109

3	Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

(a) Ameriprise Financial, Inc.

A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). (Note: See Item 7)

(b) TAM UK International Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(c) Threadneedle Asset Management Oversight Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(d) Ameriprise International Holdings GmbH

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(e) Threadneedle Asset Management Holdings Sarl

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(f) Threadneedle Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(g) TAM UK Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(h) Threadneedle Asset Management Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(i) TC Financing Ltd

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(j) Threadneedle Asset Management Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k) Threadneedle Investment Services Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(l) Threadneedle (Lux) Global Smaller Companies (“Fund”)

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

4	Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

AFI, as the parent company of the other Ameriprise Entities, may be deemed to beneficially own the shares reported herein by those reporting persons. Accordingly, the shares reported herein by AFI include those shares separately reported herein by those reporting persons.

Each of the Ameriprise Entities disclaims beneficial ownership of any shares reported on this Schedule.

5	Ownership of 5% or Less of a Class:

If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

6 Ownership	of more than 5% on Behalf of Another Person: Not Applicable.

7	Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company:

AFI: See Exhibit I

8	Identification and Classification of Members of the Group:

Not Applicable

9	Notice of Dissolution of Group:

Not Applicable

10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2022

Ameriprise Financial, Inc.

By:	/s/ Michael Clarke
Name: Michael Clarke
Title: Vice President, Co-Head of Global Operations

Ameriprise International Holdings GmbH

By:	/s/ James R. Debuse
Name: James R. Debuse
Title: Director

TAM UK International Holdings Limited
Threadneedle Asset Management Oversight Limited
Threadneedle Asset Management Holdings Sarl
Threadneedle Holdings Limited
TAM UK Holdings Limited
Threadneedle Asset Management Holdings Limited
TC Financing Ltd
Threadneedle Asset Management Limited
Threadneedle Investment Services Limited

By Columbia Management Investment Advisers, LLC, as Attorney in Fact

By:	/s/ Michael Clarke
Name: Michael Clarke
Title: Vice President, Co-Head of Global Operations

Threadneedle (Lux) Global Smaller Companies Fund

By Columbia Management Investment Advisers, LLC, as Attorney in Fact

By:	/s/ Michael Clarke
Name: Michael Clarke

Title: Vice President, Co-Head of Global
Operations
Title: Director

Contact Information
Mark D. Braley
Vice President
Head of Reporting and Data Management| Global Operations and Investor Services
Telephone: (617) 747-0663

Exhibit Index

Exhibit I	Identification and Classification of the Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II	Joint Filing Agreement

Exhibit III	Powers of Attorney